Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
PROVED OIL AND GAS RESERVES AS OF DECEMBER 31, 2007

FRISCO, TEXAS, January 28, 2008 --  Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that Comstock's total consolidated proved oil and natural gas reserves as of December 31, 2007 are estimated at 838 billion cubic feet ("Bcf") of natural gas and 35.1 million barrels of crude oil or 1,049 Bcf equivalent of natural gas ("Bcfe"), as compared to total proved consolidated oil and natural gas reserves as of December 31, 2006 of 851 Bcfe.  Natural gas reserves account for 80% of total proved reserves and 68% of the total proved reserves were classified as proved developed at the end of 2007.  Comstock operates 84% of the proved reserve base.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the estimated proved oil and natural gas reserves at the end of 2007 is approximately $3.8 billion using oil and natural gas prices of $90.67 per barrel for oil and $6.87 per Mcf for natural gas.

Comstock replaced 326% of its 2007 consolidated production of 87.5 Bcfe in 2007.  Comstock spent approximately $740 million in 2007 on acquisition, exploration and development activities which added 285 Bcfe to its proved reserve base resulting in an "all in" finding cost of $2.60 per Mcfe for 2007.  Acquisitions accounted for 79 Bcfe of the additions with discoveries and extensions and revisions of previous estimates adding 206 Bcfe.

Proved oil and natural gas reserves relating to Comstock's onshore properties as of December 31, 2007 are estimated at 588 Bcf of natural gas and 10.5 million barrels of crude oil or 651 Bcfe, as compared to onshore proved oil and natural gas reserves as of December 31, 2006 of 507 Bcfe.  Natural gas reserves account for 90% of total proved reserves and 64% of the total proved reserves were classified as proved developed at the end of 2007.  Comstock operates 76% of its onshore reserve base.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of Comstock's estimated proved onshore oil and natural gas reserves at the end of 2007 is approximately $1.6 billion using oil and natural gas prices of $81.36 per barrel for oil and $6.70 per Mcf for natural gas.  Such prices were based on the December 31, 2007 market prices as adjusted for Comstock's average basis differentials.

Comstock replaced 417% of its 2007 onshore production of 45.3 Bcfe in 2007.  Comstock spent approximately $526 million in 2007 on onshore acquisition, exploration and development activities which added 189 Bcfe to its proved reserve base resulting in an onshore "all in" finding cost of $2.79 per Mcfe for 2007.  Acquisitions accounted for 79 Bcfe of the additions with discoveries and extensions and revisions of previous estimates adding 110 Bcfe.

Comstock's offshore reserves relate to its ownership in Bois d'Arc Energy, Inc. ("Bois d'Arc").  Bois d'Arc's total proved oil and natural gas reserves as of December 31, 2007 are estimated at 250 Bcf of natural gas and 24.6 million barrels of crude oil or 398 Bcfe, as compared to total proved oil and natural gas reserves as of December 31, 2006 of 344 Bcfe.  Natural gas reserves account for 63% of total proved reserves and 74% of the total proved reserves were classified as proved developed at the end of 2007.  Bois d'Arc operates 99% of its proved reserve base.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of Bois d'Arc's estimated proved oil and natural gas reserves at the end of 2007 is approximately $2.2 billion using oil and natural gas prices of $94.64 per barrel for oil and $7.26 per Mcf for natural gas.

Bois d'Arc replaced 228% of its 2007 production of 42.2 Bcfe through its exploration activities.  Bois d'Arc spent approximately $214 million in 2007 on exploration and development activities which added 96 Bcfe to its proved reserve base resulting in an "all in" finding cost of $2.22 per Mcfe for 2007.

The minority interest in Bois d'Arc's proved oil and natural gas reserves not owned by Comstock is 202.9 Bcfe as of December 31, 2007.  The present value, using a 10% discount rate, of the future net cash flows before income taxes relating to the minority interest in Bois d'Arc's estimated proved oil and natural gas reserves at the end of 2007 is approximately $1.1 billion.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE).  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.